Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ADVANCED DRAINAGE SYSTEMS, INC.

ADVANCED DRAINAGE SYSTEMS, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The present name of the corporation is Advanced Drainage Systems, Inc. (the “Corporation”).

2. The Corporation was originally formed under the same name as Advanced Drainage Systems, Inc., a Delaware corporation, on October 31, 1966 by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Secretary of State”). A Certificate of Amendment amending the original Certificate of Incorporation was filed with the Secretary of State on each of the following dates: August 3, 1970; July 8, 1985; July 1, 1986; December 23, 1986; July 1, 1988; September 30, 1993; July 18, 2003; and March 24, 2006. A Certificate of Merger amending the original Certificate of Incorporation was filed with the Secretary of State on March 30, 1984. A Certificate of Amendment changing the Corporation’s authorized capital and effecting a 4.707-for-1 stock split was filed with the Secretary of State on July 11, 2014.

3. The Corporation’s Certificate of Incorporation is hereby amended and restated pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”), so as to read in its entirety in the form attached hereto as Exhibit A and incorporated herein by this reference (Exhibit A and this Certificate collectively constituting the Corporation’s Amended and Restated Certificate of Incorporation).

4. The amendment and restatement of the Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL, the Board of Directors of the Corporation having duly adopted resolutions setting forth such amendment and restatement, declaring its advisability and directing that it be submitted to the stockholders of the Corporation for their approval at the 2014 annual meeting of the stockholders of the Corporation; and on June 2, 2014 at such annual meeting, a majority of the outstanding stock entitled to vote thereon, and the holders of a majority of the outstanding stock of each class of stock entitled to vote thereon as a class, was voted in favor of such amendment and restatement.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Amended and Restated Certificate of Incorporation on the 30th day of July, 2014.

ADVANCED DRAINAGE SYSTEMS, INC.

By:	/s/ Joseph A. Chlapaty

Name:	Joseph A. Chlapaty
Title:	Chairman, CEO & President

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ADVANCED DRAINAGE SYSTEMS, INC.

FIRST: Name. The name of the corporation is Advanced Drainage Systems, Inc. (the “Corporation”).

SECOND: Registered Office. The Corporation’s registered office in the State of Delaware is at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

FOURTH: Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 1,147,070,000, consisting of: (x) 1,000,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), (y) 100,000,000 shares of preferred stock, par value $0.01 per share (the “General Preferred Stock”), issuable in one or more series as hereinafter provided, and (z) 47,070,000 shares of 2.50% Cumulative Convertible Voting Preferred Stock, par value $0.01 per share (the “ESOP Preferred Stock” and together with General Preferred Stock, “Preferred Stock”).

(a) Common Stock. Except as otherwise provided (i) by the DGCL, (ii) by Section (b) of this Article FOURTH, (iii) Section (c) of this Article FOURTH (and Exhibit 1 referenced therein), or (iv) by resolutions, if any, of the board of directors of the Corporation (the “Board of Directors”) fixing the powers, designations, preferences and the relative, participating, optional or other rights of General Preferred Stock, or the qualifications, limitations or restrictions of General Preferred Stock, the entire voting power of the shares of the Corporation for the election of directors and for all other purposes shall be vested exclusively in the Common Stock. Each share of Common Stock shall have one vote upon all matters to be voted on by the holders of the Common Stock, and shall be entitled to participate equally in all dividends payable with respect to the Common Stock and to share equally, subject to any rights and preferences of the General Preferred Stock (as fixed by resolutions, if any, of the Board of Directors) or the ESOP Preferred Stock, in all assets of the Corporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or upon any distribution of the assets of the Corporation. Notwithstanding the foregoing, while any shares of ESOP Preferred Stock are outstanding, pursuant to Section (c) of this Article FOURTH (and Exhibit 1 referenced therein), (A) except as otherwise required by the laws of the State of Delaware, the holders of outstanding shares of Common Stock shall vote together with the holders of outstanding shares of ESOP Preferred Stock as a single class, (B) any dividends or other distributions with respect to any outstanding shares of Common Stock shall not be declared or paid except in a manner that complies with Section (c) of this Article FOURTH (and Exhibit 1 referenced therein) and (C) the holders of outstanding shares of ESOP Preferred Stock shall be entitled to participate in dividends declared by the Board of Directors of the Corporation with respect to the outstanding shares of Common Stock to the extent and in the manner provided for in Section (c) of this Article FOURTH (and Exhibit 1 referenced therein).

(b) General Preferred Stock. Subject to the provisions of this Amended and Restated Certificate of Incorporation, the Board of Directors is authorized to fix from time to time by resolution or resolutions the number of shares of any class or series of General Preferred Stock, and to determine the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions, of any such class or series. Further, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any such class or series, the Board of Directors is authorized to increase or decrease (but not below the number of shares of such class or series then outstanding) the number of shares of any such class or series subsequent to the issue of shares of that class or series. In all events, the rights of any and all classes or series of General Preferred Stock shall be subject to and qualified by the rights of the holders of ESOP Preferred Stock specified in Section (c) of this Article FOURTH (and Exhibit 1 referenced therein).

(c) ESOP Preferred Stock. The powers, designations, preferences and relative, participating, optional or other special rights of, and the qualifications, limitations and restrictions applicable to, the ESOP Preferred Stock shall be as set forth on Exhibit 1 attached to this Amended and Restated Certificate of Incorporation.

FIFTH: Management of Corporation. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

(a) The number of directors constituting the Board of Directors shall be not fewer than three and not more than seventeen, each of whom shall be a natural person. Subject to any special rights of any holders of any class or series of Preferred Stock to elect directors, the precise number of directors of the Corporation shall be fixed, and may be altered from time to time, only by resolution of the Board of Directors.

(b) The directors of the Corporation, subject to any rights of the holders of shares of any class or series of Preferred Stock to elect directors, shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible. One class’s initial term will expire at the first annual meeting of stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate of Incorporation, another class’s initial term will expire at the second annual meeting of stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation and another class’s initial term will expire at the third annual meeting of stockholders following the effectiveness of this Amended and Restated

Certificate of Incorporation, with directors of each class to hold office until their successors are duly elected and qualified, provided that the term of each director shall continue until the election and qualification of his or her successor or until such director’s earlier death, resignation or removal. At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation, subject to any rights of the holders of shares of any class or series of Preferred Stock, the successors of the directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. In the case of any increase or decrease, from time to time, in the number of directors of the Corporation, the number of directors in each class shall be apportioned as nearly equal as possible. No decrease in the number of directors shall shorten the term of any incumbent director.

(c) Subject to this Article FIFTH, the election of directors may be conducted in any manner approved by the person presiding at a meeting of the stockholders or the directors, as the case may be, at the time when the election is held and need not be by written ballot. The stockholders do not have the right to cumulate their votes for the election of directors.

(d) Subject to any rights of the holders of shares of any class or series of Preferred Stock, if any, to elect additional directors under specified circumstances, a director may be removed from office only for cause and only by the affirmative vote of holders of at least three-fourths (75%) of the votes to which all the stockholders of the Corporation would be entitled to cast in any election of directors or class of directors.

(e) Subject to any rights of the holders of shares of any class or series of Preferred Stock, if any, to elect additional directors under specified circumstances and, except as otherwise provided by law, any vacancy in the Board of Directors that results from an increase in the number of directors, from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director.

(f) All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Amended and Restated Certificate of Incorporation or by the bylaws of the Corporation) shall be vested in and exercised by the Board of Directors.

(g) To the fullest extent permitted by the DGCL, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after the date of the filing of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended from time to time.

(h) To the fullest extent permitted by the DGCL, the Corporation shall indemnify and advance expenses to the directors of the Corporation, provided that, except as otherwise provided in the bylaws of the Corporation, the Corporation shall not be obligated to indemnify or advance expenses to a director of the Corporation in respect of an action, suit or proceeding (or part thereof) instituted by such director, unless such action, suit or proceeding (or part thereof) has been authorized by the Board of Directors. The rights provided by this Article FIFTH, Section (h) shall not limit or exclude any rights, indemnities or limitations of liability to which any director of the Corporation may be entitled, whether as a matter of law, under the bylaws of the Corporation, by agreement, vote of the stockholders, approval of the directors of the Corporation or otherwise.

SIXTH. Stockholder Action by Written Consent. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders.

SEVENTH. Special Meetings. Subject to the special rights of any series of Preferred Stock and to the requirements of applicable law, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by or at the direction of the Board of Directors pursuant to a resolution of the Board of Directors adopted by a majority of the total number of directors then in office. The stockholders of the Corporation do not have the power to call a special meeting of the stockholders. Except as otherwise required by law, the business conducted at a special meeting of stockholders of the Corporation shall be limited exclusively to the business set forth in the Corporation’s notice of meeting, and the individual or group calling such meeting shall have exclusive authority to determine the business included in such notice. Any special meeting of the stockholders shall be held either within or without the State of Delaware, at such place, if any, and on such date and time as shall be specified in the notice of such special meeting. The bylaws of the Corporation may establish procedures regulating the submission by stockholders of nominations and proposals for consideration at meetings of stockholders of the Corporation.

EIGHTH: DGCL Section 203. As permitted under and pursuant to Section 203(b)(3) of the DGCL, the Corporation shall not be governed by or subject to Section 203 of the DGCL.

NINTH: Approval of Specified Matters. Subject to the special rights of any series of Preferred Stock and to the requirements of applicable law, and in addition to any other vote required by this Amended and Restated Certificate of Incorporation, the bylaws of the Corporation or otherwise required by law, unless the following are approved by the affirmative vote of at least three-fourths (75%) of the total number of Directors then in office, the affirmative vote of the holders of at least three-fourths (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to approve:

(a) a reorganization, recapitalization, share exchange, share reclassification, consolidation, conversion or merger of the Corporation;

(b) the sale, lease, exchange, transfer or other disposition (in one transaction or a series of transactions) of all or substantially all of the Corporation’s assets; or

(c) a dissolution of the Corporation or a revocation of a dissolution.

TENTH: Amendment of Certificate of Incorporation. The Corporation reserves the right to amend, alter or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the DGCL, and all rights herein conferred upon stockholders or directors are granted subject to this reservation, provided, however, that any amendment, alteration or repeal of Article FIFTH, Section (g) or Section (h) shall not adversely affect any right or protection existing under this Amended and Restated Certificate of Incorporation immediately prior to such amendment, alteration or repeal, including any right or protection of a director thereunder in respect of any act or omission occurring prior to the time of such amendment, alteration or repeal. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of any of Articles FIFTH, SIXTH, SEVENTH, EIGHTH, NINTH, this Article TENTH or Articles ELEVENTH or TWELFTH may be amended, altered or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless, in addition to any other vote required by this Amended and Restated Certificate of Incorporation or otherwise required by law, such amendment, alteration or repeal is approved at a meeting of the stockholders called for that purpose by, in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least three-fourths (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ELEVENTH: Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to amend, alter or repeal the bylaws of the Corporation subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to amend, alter or repeal the bylaws. Any amendment, alteration or repeal of the bylaws of the Corporation by the Board of Directors shall require the approval of three-fourths (75%) of the total number of Directors then in office. In addition to any other vote otherwise required by law, the stockholders of the Corporation may amend, alter or repeal the bylaws of the Corporation, provided that any such action will require the affirmative vote of the holders of at least three-fourths (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote with respect thereto, voting together as a single class.

TWELFTH: Exclusive Jurisdiction for Certain Actions. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TWELFTH.

[Remainder of page intentionally left blank; Exhibit 1 to Amended and Restated Certificate of Incorporation of

Advanced Drainage Systems, Inc. follows]

EXHIBIT 1 TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ADVANCED DRAINAGE SYSTEMS, INC.

The powers, designations, preferences and relative, participating, optional or other special rights of, and the qualifications, limitations and restrictions applicable to, the ESOP Preferred Stock shall be as follows:

1. Restricted Ownership.

Shares of ESOP Preferred Stock shall be issued only to a trustee acting on behalf of any employee stock ownership plan or other employee benefit plan of the Corporation (a “Plan Trustee”). In the event of any transfer of shares of ESOP Preferred Stock to any person other than to a Plan Trustee, including a distribution to the participants of an employee stock ownership plan or other employee benefit plan, the shares of ESOP Preferred Stock so transferred, upon such transfer and without any further action by the Corporation or the holder, shall be automatically converted into shares of Common Stock, on the terms provided for the conversion of shares of ESOP Preferred Stock into shares of Common Stock pursuant to Section 5 of this Exhibit 1 and no such transferee shall have any of the voting powers, preferences and relative, participating, optional or special rights ascribed to shares of ESOP Preferred Stock hereunder but, rather, only the powers and rights pertaining to the Common Stock into which such shares of ESOP Preferred Stock shall be so converted (the “Automatic Conversion Upon Transfer”). Certificates representing shares of ESOP Preferred Stock shall contain legends to reflect such restrictions on transfer. Notwithstanding the foregoing provisions of this Section 1 of this Exhibit 1, shares of ESOP Preferred Stock may be converted into shares of Common Stock as provided by Section 5 of this Exhibit 1 and the shares of Common Stock issued upon such conversion may be transferred by the holder thereof as permitted by law and by the Corporation’s Amended and Restated Certificate of Incorporation, as amended.

2. Dividends.

(a) From and after the date of issuance (the “Date of Issuance”) of shares of ESOP Preferred Stock and prior to the date of conversion thereof, the holders of such shares shall be entitled to receive, out of the assets of the Corporation at the time legally available therefor and before any dividend or other distribution is declared or paid with respect to the outstanding shares of Common Stock or General Preferred Stock, cumulative dividends payable in cash or, at the option of the Corporation, in additional shares of ESOP Preferred Stock having a Fair Market Value equal to the cash value of the dividends, as and when declared by the Board of Directors, on March 31 of such year or on such other date in March of such year as shall be designated by the Board of Directors (each date is referred to herein as a “Dividend Payment Date” and the annual period between the consecutive Dividend Payment Dates is referred to herein as a “Dividend Period”) at the Applicable Dividend Rate (as defined below). To the extent: (i) a cash dividend is not paid on a Dividend Payment Date in accordance with the next preceding sentence; (ii) shares of ESOP Preferred Stock are available to the Company to make such dividend payment; and (iii) the Company is not legally prohibited from making a dividend payment in shares of ESOP Preferred Stock at such time, then the Company shall make the dividend payment in shares of ESOP Preferred Stock. Such dividends shall be payable in arrears, in an annual installment at the Applicable Dividend Rate on each Dividend Payment Date. Each such annual dividend shall be paid to the holders of record of outstanding shares of ESOP Preferred Stock as their names shall appear on the share register of the Corporation on the corresponding Record Date (as defined below). As used herein, the term “Applicable Dividend Rate” means a dividend rate of $0.0195 per share per annum, which dividend rate is subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting shares of ESOP Preferred Stock. Also, as used in this Exhibit 1, the term “Record Date” means, with respect to the annual dividends payable on March 31, the preceding March 15 or such other record date as may be designated by the Board of Directors in the event that the Board of Directors designates a Dividend Payment Date other than March 31.

(b) If, on any Dividend Payment Date which is prior to the date of conversion of shares of ESOP Preferred Stock, full cash dividends pursuant to subclause (a) above are not paid or made available to the holders of outstanding shares of ESOP Preferred Stock and the funds available to the Corporation for such purpose shall be insufficient to permit payment in full in cash to all such holders of outstanding shares of ESOP Preferred Stock of the preferential dividend amounts to which they are then entitled pursuant to subclause (a) above and such dividend is not paid in the form of additional shares of ESOP Preferred Stock, the entire amount available for payment of cash dividends with respect to the outstanding shares of ESOP Preferred Stock pursuant to subclause (a) above shall be distributed among the holders of outstanding shares of ESOP Preferred Stock ratably, in proportion to the full amounts to which they would otherwise be entitled, and any remainder not paid in cash to the holders of outstanding shares of ESOP Preferred Stock shall cumulate as provided in subclause (c) below.

(c) If, on any Dividend Payment Date which is prior to the date of conversion of shares of ESOP Preferred Stock, the holders of outstanding shares of ESOP Preferred Stock shall not have received the full dividends in cash or in shares of ESOP Preferred Stock to which they are entitled pursuant to subclause (a) above, then such unpaid dividends shall cumulate, whether or not declared, until so paid. If, on any Dividend Payment Date which is prior to the date of conversion of shares of ESOP Preferred Stock, full cumulative dividends on the ESOP Preferred Stock have not been declared and paid or set apart for payment when due, the Corporation shall not declare or pay or set apart for payment any dividends, or make any other distribution, repurchase, redemption, or retirements on any class of stock ranking junior to the ESOP Preferred Stock.

(d) In addition to the cumulative dividends payable with respect to the outstanding shares of ESOP Preferred Stock, pursuant to subclauses (a), (b) and (c) above if, on any Dividend Payment Date which is prior to the date of conversion of shares of ESOP Preferred Stock, after the payment of all dividends, if any, with respect to the outstanding shares of ESOP Preferred Stock pursuant to subclauses (a), (b) and (c) above any dividend shall be declared by the Board of Directors with respect to the outstanding shares of Common Stock, the holders of outstanding shares of ESOP Preferred Stock on the applicable Record Date shall be entitled to receive on the applicable Dividend Payment Date dividends in such amount as they would be entitled to receive if their shares of ESOP Preferred Stock had been converted into shares of Common Stock on the applicable Record Date.

3. Distributions Upon Liquidation. Dissolution or Winding Up.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, and before any distribution or payment shall be made to the holders of outstanding shares of Common Stock or General Preferred Stock, the holders of outstanding shares of ESOP Preferred Stock shall be entitled to receive, out of the assets of the Corporation at the time legally available therefor, an amount equal to the Applicable Value (as defined below), together with all dividends accrued (whether or not declared) during the Dividend Period in which such liquidation, dissolution or winding up occurs and all cumulated and unpaid dividends, if any, accrued during any prior Dividend Periods. As used herein, the term “Applicable Value” means $0.781 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares. If, upon any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the assets of the Corporation legally available therefor before any distribution or payment shall be made to the holders of outstanding shares of Common Stock or General Preferred Stock shall be insufficient to permit the payment in full to the holders of outstanding shares of ESOP Preferred Stock of the preferential liquidation amounts to which they are then entitled, the entire assets of the Corporation thus distributable shall be distributed among the holders of the outstanding shares of ESOP Preferred Stock ratably, in proportion to the full amounts to which such holders would otherwise be entitled if such assets were sufficient to permit payment in full. In addition, after the payment in full of all preferential liquidation amounts to which the holders of outstanding shares of ESOP Preferred Stock shall be entitled, the holders of outstanding shares of ESOP Preferred Stock shall be entitled to participate in the distribution of assets of the Corporation available for distribution to holders of Common Stock, ratably with the holders of outstanding shares of Common Stock, in proportion to the ratio which the total number of shares of Common Stock into which the outstanding shares of ESOP Preferred Stock would be convertible on the effective date of such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation bears to the total number of shares of Common Stock deemed to be outstanding on such date (assuming for this purpose the conversion of all outstanding shares of ESOP Preferred Stock on such effective date). Each holder of outstanding shares of ESOP Preferred Stock shall be entitled to receive that portion of the assets of the Corporation available for such distribution which number of shares of Common Stock issuable upon conversion of such holder’s shares of ESOP Preferred Stock bears to the total number of shares of Common Stock deemed to be outstanding on the effective date of such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

4. Redemption.

The shares of ESOP Preferred Stock shall not be redeemable at the option of the Corporation. Shares of ESOP Preferred Stock shall be redeemed by the Corporation, for cash at a redemption price equal to the greater of the Fair Market Value of the ESOP Preferred Stock or the Applicable Value, plus accumulated and unpaid dividends thereon to the date fixed for redemption, at the option of the holder, at any time and from time to time upon notice to the Corporation given not less than five (5) business days prior to the date fixed by the holder in such notice for such redemption, upon certification by such holder to the Corporation when and to the extent necessary for such holder to provide for distributions required to be made to participants under the Corporation’s Employee Stock Ownership Plan, as amended and restated effective as of April 1, 2010, as the same may be amended (the “ESOP”), or any successor plan.

5. Conversion.

(a) From and after the Date of Issuance of shares of ESOP Preferred Stock and prior to the expiration of thirty days following the date (the “ESOP Payment Date”) the trustee of the Corporation’s ESOP receives written notice of the final payment by the ESOP of all amounts due to the Corporation pursuant to the Secured Term Loan Agreement dated on or about September 30, 1993 between the Corporation and the ESOP, each share of ESOP Preferred Stock shall be convertible, at the option of the holder thereof, into 0.7692 of a fully paid and nonassessable share of Common Stock of the Corporation, subject to adjustment as hereinafter set forth in subclause (e) below. Notwithstanding the foregoing provisions of this paragraph 5(a), in the case of an Automatic Conversion Upon Transfer resulting from the distribution to a participant of an employee stock ownership plan or other employee benefit plan, each share of ESOP Preferred Stock shall be converted into a number of Shares of Common Stock having Fair Market Value equal to the greater of (i) the Fair Market Value of the ESOP Preferred Stock, or (ii) the Applicable Value, plus accumulated and unpaid dividends thereon to the date of such Automatic Conversion Upon Transfer, but not less than the number of shares of Common Stock determined pursuant to the next preceding sentence.

(b) From and after the thirty-first day following the ESOP Payment Date, each share of ESOP Preferred Stock shall be convertible, at the option of the holder thereof, into .07692 of a fully paid and nonassessable share of Common Stock of the Corporation, subject to adjustment as hereinafter set forth in subclause (e) below.

(c) To exercise such conversion option, the holder of shares of ESOP Preferred Stock shall surrender the certificate or certificates representing the shares of ESOP Preferred Stock to be converted, duly endorsed for transfer to the Corporation, at the principal executive office of the Corporation, and shall give written notice, postage prepaid, by certified or registered mail, return receipt requested, or by hand delivery to the Corporation at its principal executive office, of the election of such holder to convert all or a portion of the shares of ESOP Preferred Stock represented by the certificate or certificates surrendered into shares of Common Stock which notice shall set forth the name or names in which the certificate or certificates representing the shares of Common Stock to be issued upon conversion are to be issued. Conversion shall be deemed to have been effected on the date of receipt by the Corporation of such notice and the certificate or certificates to be surrendered for conversion is made (the “Conversion Date”). As promptly as practicable thereafter, the Corporation shall issue to or upon the written order of such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled. The conversion of shares of ESOP Preferred Stock into shares of Common Stock shall be deemed to be effective and such holder, or the person or person designated by such holder, shall be deemed to have become a holder of record of the shares of Common Stock issuable upon conversion of such shares of ESOP Preferred Stock on the applicable Conversion Date unless the transfer books of the Corporation are closed on such date, in which event such holder shall be deemed to have become a holder of record of the shares of Common Stock issued upon conversion of the shares of ESOP Preferred Stock on the next succeeding date on which the transfer of books of the Corporation are open. Upon conversion of only a portion of the number of shares of ESOP Preferred Stock represented by a certificate or certificates surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate or certificates so surrendered a new certificate or certificates representing the number of shares of ESOP Preferred Stock not so converted.

(d) No fractional shares of Common Stock shall be issued upon conversion of shares of ESOP Preferred Stock. In lieu of issuing fractional shares of Common Stock upon conversion of shares of ESOP Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional shares of Common Stock equal to the fair-market value thereof as determined by the Board of Directors. The Corporation shall at all times reserve and keep available out of its authorized, but unissued shares of Common Stock, solely for the purpose of effecting the conversion of outstanding shares of ESOP Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all shares of ESOP Preferred Stock from time-to-time outstanding.

(e) The number of shares of Common Stock into which a share of ESOP Preferred Stock shall be convertible as set forth in subclauses (a) and (b) above, shall be subject to adjustment from time-to-time as follows:

(1) In case the Corporation shall at any time subdivide its outstanding shares of Common Stock or shall issue a dividend or other distribution payable in shares of Common Stock, the number of shares of Common Stock into which a share of ESOP Preferred Stock shall be convertible shall be proportionately increased, effective immediately after the effective date of such subdivision or at the close of business on the record date fixed by the Board of Directors for such dividend or other distribution, as the case may be;

(2) In case the Corporation shall at any time combine its outstanding shares of Common Stock, the number of shares of Common Stock into which a share of ESOP Preferred Stock shall be convertible shall be proportionately decreased, effective immediately after the effective date of such combination; and

(3) In case the Corporation shall at any time recapitalize or reclassify its capital stock, or in case of any consolidation or merger of the Corporation with or into any other person in which the Corporation’s stock is exchanged solely for stock (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the capital stock of the Corporation) or in the case of the sale or other disposition of all or substantially all the assets of the Corporation as an entity to any other person solely for stock, then in each such case each outstanding share of ESOP Preferred Stock shall after such recapitalization, reclassification, consolidation, merger, sale or other disposition be convertible into preferred stock of the successor or resulting Corporation and shall have the same powers, preferences, rights and other attributes as the ESOP Preferred Stock, except that the common stock of the successor or resulting Corporation shall be the stock into which the preferred stock is convertible. The provisions set forth above shall apply to successive recapitalizations, reclassifications, consolidations, mergers, sales or other dispositions.

(4) In case of any consolidation or merger of the Corporation with or into any other person in which the Corporation’s stock is exchanged for stock and cash (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the capital stock of the Corporation), the ESOP Preferred Stock shall be deemed converted into the Corporation’s Common Stock immediately prior to consummation of such transaction unless notified by the record holder of the ESOP Preferred Stock that such record holder elects to redeem the ESOP Preferred Stock at the price of par plus accumulated and unpaid dividends.

(f) All shares of Common Stock issued upon conversion of shares of ESOP Preferred Stock shall, upon issuance by the Corporation, be duly and validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof.

6. Voting Rights. The holders of shares of ESOP Preferred Stock shall be entitled to vote on or otherwise consent to any matter requiring the vote or consent of the stockholders of the Corporation under the laws of the State of Delaware. Each holder of outstanding shares of ESOP Preferred Stock shall be entitled to one vote for each share of ESOP Preferred Stock immediately held of record by such holder on the record date fixed by the Board of Directors for determining the stockholders of the Corporation entitled to vote or otherwise consent to such matters. Except as otherwise required by the laws of the State of Delaware, the holders of outstanding shares of ESOP Preferred Stock shall vote together with the holders of outstanding shares of Common Stock as a single class.

7. Definitions. For the purpose of this Exhibit 1, the following definitions shall apply:

“Fair Market Value” of any security which is not publicly traded or of any other property shall mean the fair value thereof as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board of Directors or a committee thereof, or, if no such investment banking or appraisal firm is in the good faith judgment of the Board of Directors or such committee available to make such determination, as determined in good faith by the Board of Directors or such committee; provided, however, and solely for the purposes of this Exhibit 1, the Fair Market Value of the ESOP Preferred Stock, the General Preferred Stock and the Common Stock (except, with respect to any such class of stock, at such time as it is publicly traded) shall be determined by reference to the most recent appraisal thereof rendered to the Plan Trustee of the Plan by its financial advisor or, at the election of the Corporation, a financial advisor mutually acceptable to the Plan Trustee and the Board of Directors or a committee thereof (except that in lieu of said most recent appraisal, in the event that the Fair Market Value could reasonably be expected to have changed since such appraisal, either the Plan Trustee or the Corporation may require said financial advisor to prepare a current appraisal thereof, in which event such current appraisal shall be determinative). As to shares of Common Stock, General Preferred Stock or any other class of capital stock or securities of the Corporation or any other issuer which are publicly traded, the “Fair Market Value” thereof shall mean the average of the Current Market Prices (as hereinafter defined) of such shares or securities for each day of the Adjustment Period (as hereinafter defined). “Current Market Price” of publicly traded shares of Common Stock, General Preferred Stock or any other class of capital stock or other security of the Corporation or any other issuer for a day shall mean the last reported sales price, regular way, or, in case no sale takes place on such day, the average of the reported-closing bid and asked prices, regular way, in either case as reported on the New York Stock Exchange Composite Tape or, if such security is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which such security is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices on each such day in the over-the-counter market as reported through the OTC Bulletin Board (OTCBB) or, if bid and asked prices for such security on each such day shall not have been reported through the OTC Bulletin Board (OTCBB), the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm regularly making a market in such security selected for such purpose by the Board of Directors or a committee thereof on each trading day during the Adjustment Period. “Adjustment Period” shall mean the period of five (5) consecutive trading days, selected by the Board of Directors or a committee thereof, during the twenty (20) trading days preceding, and including the date as of which the Fair Market Value of a security is to be determined.

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